Exhibit 3.2

CERTIFICATE OF FORMATION

OF

SEVENTY SEVEN ENERGY LLC

This Certificate of Formation of Seventy Seven Energy LLC (the “Company”) is being duly executed and filed to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.).

FIRST: The name of the limited liability company formed hereby is “Seventy Seven Energy LLC”.

SECOND: The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Corporation Trust Center, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: This Certificate of Formation shall be effective when filed.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of this 22nd day of July, 2016.

By:	/s/ Jerry Winchester
Name:	Jerry Winchester
Title:	Authorized Person

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